Exhibit 10.5

OWENS CORNING

DEFERRED COMPENSATION PLAN

(Effective January 1, 2007)

SECTION 1

General

1.1. Purpose. The Owens Corning Deferred Compensation Plan (the “Plan”) has been established by Owens Corning (the “Company”) to provide non-employee directors and certain management employees with an opportunity to save in a tax effective manner and thereby aiding in competitively attracting and retaining such non-employee directors and management employees of exceptional ability.

1.2. Effective Date. The “Effective Date” of the Plan is January 1, 2007.

1.3. Operation and Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties, and may delegate such powers and duties, as set forth in Section 7. Capitalized terms in the Plan shall be defined as set forth in the Plan.

1.4. Plan Year. The term “Plan Year” means the calendar year.

1.5. Applicable Law. The Plan shall be construed and administered in accordance with the laws of the State of Ohio to the extent that such laws are not preempted by the laws of the United States of America.

1.6. Number. Where the context admits, words in the singular shall include the plural and the plural shall include the singular.

1.7. Notices. Any notice or document required to be filed with the Plan Administrator (as defined in subsection 7.1) or the Committee under the Plan will be properly filed if delivered or mailed to the Plan Administrator, in care of the Company, at its principal executive offices. The Plan Administrator may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

1.8. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Plan Administrator at such times, in such form, and subject to such restrictions and limitations as the Plan Administrator shall require.

1.9. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.10. Adjustments. In the event of any increase or decrease in the number of issued shares of common stock of the Company resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in shares, effected without receipt of consideration by the Company, or other change in corporate or capital structure, the number of shares in Participants’ Accounts shall be appropriately adjusted by the Committee; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

SECTION 2

Participation

2.1. Participant. Subject to the terms of the Plan, a director of the Company who is not an employee of the Company or any of its subsidiaries (a “Non-Employee Director”) and such management level employees as shall be selected by the Committee (Management Employees) shall be eligible to make deferrals under the Plan.

2.2. Deferral Election. A Non-Employee Director or Management Employee shall become a “Participant” in the Plan by electing to defer payment of all or a portion of their Eligible Compensation pursuant to the terms of a “Deferral Election”. A Non-Employee Director’s Deferral Election with respect to Eligible Compensation for services to be performed in a Plan Year shall be filed before the end of the preceding Plan Year; provided, however, that the initial Deferral Election of a new Non-Employee Director may be filed within 30 days after the date on which such individual first became a Non-Employee Director, and shall be applicable only to Eligible Compensation for services to be performed by the Non-Employee Director after the Deferral Election is filed. To the extent that Management Employees are only eligible to defer compensation which is performance-based incentive compensation, deferral elections by Management Employees must be filed at least six months prior to the end of the incentive performance period for such compensation. Notwithstanding the foregoing sentence, with respect to amounts of such incentive compensation payable to Management Employees based on their 2006 service, the Plan shall allow Management Employees to make “new payment elections” on or before December 31, 2006, under this Plan with respect to both the time and form of payment of such amounts. This new payment election applies only to such amounts to the extent that they would not otherwise be payable in 2006 and such election must not cause an amount to be paid in 2006.

2.3. Eligible Compensation. For purposes of the Plan, “Eligible Compensation” for a Plan Year means:

(a) for a Non-Employee Director, the Non-Employee Director’s cash compensation including the cash portion of the annual retainer, the chair retainer and the meeting fees for services performed in such Plan Year; and

(b) for a Management Employee, up to 100% of the Management Employee’s cash incentive compensation for the Plan Year including such payments payable under the Owens Corning Corporate Incentive Plan and the Owens Corning Long-Term Incentive Plan.

SECTION 3

Plan Accounting

3.1. Deferred Compensation Accounts. An Account shall be maintained on behalf of each Participant reflecting each class year in which the Participant makes a deferral election, which shall be credited with the amount which would have been paid to the Participant as Eligible Compensation if it had not been deferred during such class year. Such crediting shall occur as of the date on which the Eligible Compensation would have been paid to the Participant if it had not been deferred. A Participant shall at all times be 100% vested in any amounts credited to his Account for each such class year.

3.2. Adjustment of Accounts. The Accounts of Participants shall be adjusted from time to time in accordance with procedures established by the Committee to reflect the increase or decrease in value from the investment funds to which the Participant’s Account balance is allocated. Such account may include one or more investment fund options. Investment funds may include a fund indexed to the value of Owens Corning common stock and any such other investment options that the Committee specifies from time to time. Available investment funds and options shall be those made available under the Plan as determined and specified from time to time by the Committee. To the extent and in the manner permitted by the Committee, the Participant may elect to have different portions of his Account balance adjusted for any period on the basis of different investment elections made in each class year. Notwithstanding the election by Participants of certain investments as described herein and the adjustment of their Accounts based on such investment decisions in accordance with uniform rules established by the Committee, the Plan does not require, and no trust or other instrument maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants. Such investment options may, at the discretion of the Committee be representative or hypothetical for purposes of the Plan. If no investment election has been made by the participant, Accounts shall be credited to a default investment fund as established from time to time by the Committee.

3.3. Statement of Accounts. As soon as practicable after the end of each Plan Year, and at such other times as determined by the Committee, the Company shall provide each Participant with a statement of the transactions in the Participant’s Accounts during that year and the Participant’s Account balance as of the end of the year.

SECTION 4

Distributions

4.1. General. Subject to this Section 4 and Section 5 (relating to change in control), the balance of a Participant’s Account shall be distributed upon the Participant’s “separation from service” (as defined under Code section 409A) with the Company if they are an employee or as a member of the Board of Directors if they are a Director, or upon the commencement date as elected by the Participant in the Participant’s Distribution Election. All such distributions shall commence and be made in compliance with Code section 409A and applicable regulations thereunder. Distribution shall be made in either a single lump sum or in annual installments over 5 or 10 years, as elected by the Participant in the Participant’s Distribution Election. If no election is made with respect to the deferred amount the default form of distribution shall be a single lump sum payment.

Notwithstanding the foregoing, distributions may not be made to a key employee upon a separation from service before the date which is six months after the date of the key employee’s separation from service (or, if earlier, the date of death of the key employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s separation from service (or, if earlier, the first day of the month after the Participant’s death).

4.2. Distribution Election. A Participant’s Deferral Election shall specify the number of payments in which the Participant’s Account shall be distributed and shall specify the commencement date for distribution of the deferred amounts. (“Distribution Election”) A Participant’s distribution election may independently specify either or both of the following: (i) a specific distribution commencement date, and /or (ii) distribution commencing upon separation from service. Where a Participant has selected both a specific distribution date and distribution upon separation from service, the distribution shall commence upon the first such date to occur. A Participant’s Distribution Election may only be changed, subject to the following:

(a)	Any such change in a Participant’s Distribution Election will not take effect until at least 12 months after the change is made;

(b)	Payments under the changed Distribution Election may not begin until at least 5 years after the date when payments would otherwise have begun; and

(c)	Any such change in a Participant’s Distribution Election must be made at least 12 months before the date distribution was scheduled to commence; and

(d)	There shall be no more than two changes allowed to the distribution election applicable to any given class year.

Participants shall be permitted to elect to change their Distribution Election as set forth above to delay the deferral date as specified in their Distribution Election. To be effective, an election to further delay the deferral date must otherwise meet the requirements of this section 4.2(a)-(d).

4.3. Medium of Payment. All distributions from Participants’ Accounts shall be distributed by the Company in cash only.

4.4. Beneficiary. Subject to the terms of the Plan, any benefits payable to a Participant under the Plan that have not been paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the foregoing provisions of the Plan, to the beneficiary designated by the Participant in writing filed with the Plan Administrator in such form and at such time as the Plan Administrator shall require. A beneficiary designation form will be effective only when the signed form is filed with the Plan Administrator while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a deceased Participant failed to designate a beneficiary, or if the designated beneficiary of a deceased Participant dies before the Participant or before complete payment of the Participant’s benefits, the amounts shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and the Participant’s designated beneficiary.

4.5. Distributions to Disabled Persons. Notwithstanding the provisions of this Section 4, if, in the Plan Administrator’s opinion, a Participant or beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage such individual’s financial affairs, the Plan Administrator may direct that payment be made to a relative or friend of such individual for such individual’s benefit until claim is made by a conservator or other person legally charged with the care of such individual’s person or estate, and such payment shall be in lieu of any such payment to such Participant or beneficiary. Thereafter, any benefits under the Plan to which such Participant or beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of such individual’s person or estate.

4.6. Benefits May Not be Assigned. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part hereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgements, alimony or separate maintenance owed by the Participant or any other person, or be transferred by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

4.7. Effect of Taxation. If a portion of the Participant’s Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

4.8. Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment otherwise would be limited or eliminated by application of Code section 162(m);

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment subject to this Section 4.8 shall be paid in accordance with Code section 409A.

SECTION 5

Change in Control

5.1. To the extent not prohibited by the Secretary of the Treasury under Code section 409A, each Participant’s then effective Deferral Election and Distribution Election shall be automatically revoked as of the date on which a “change in control” (as defined under Code section 409A and as defined in 5.2 below) occurs and the Participant shall receive a lump sum distribution of the Participant’s Account balance upon the payment date following the change in control. Such distribution shall be made to the Participant regardless of any elections providing for later distribution that may otherwise be applicable under the Plan. The “payment date” upon a change in control will be within 30 days following the change in control.

5.2. A “change in control” shall mean:

(a) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 6.8(b); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Common Stock or more than 50% of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) individuals who, as of the beginning of any consecutive 2-year period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, more than 50% of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of the Company.

(e) Notwithstanding the foregoing, a Change in Control under the Plan shall not be deemed to have occurred as a result of the implementation of the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified), which was confirmed by the United States Bankruptcy Court for the District of Delaware on September 26, 2006, or any restructuring of the Company associated with the implementation of the Plan of Reorganization.

SECTION 6

Source of Benefit Payments

Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the company that the assets of the Company shall be sufficient to pay any benefits to any person.

SECTION 7

Committee

7.1. Powers of Committee. Responsibility for the day-to-day administration of the Plan shall be vested in the Plan Administrator, which shall be the Committee. The authority to control and manage all other aspects of the operation and administration of the Plan shall also be vested in the Committee. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

7.2. Delegation by Committee. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.3. Information to be Furnished to Committee. The Company shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company as to a Participant’s membership on the Board shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

7.4. Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such individual’s own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 8

Claims for Benefits.

8.1. Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

8.2. Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

8.3. Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

(a)	the specific reason or reasons for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

8.4. Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

8.5. Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(a)	the specific reason or reasons for the adverse determination;

(b)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

8.6. Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

8.7. Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

SECTION 9

Amendment and Termination

The Committee may, at any time, amend or terminate the Plan (including the rules for administration of the Plan), subject to the following:

(a)	Subject to the following provisions of this Section 9, no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under the Plan.

(b)	The Committee may revoke the right to continue to defer Eligible Compensation under the Plan. Notwithstanding, no such revocation shall apply mid-year to the Eligible Compensation of any Participant in the year such revocation is adopted. To the extent that the revocation is adopted by the Committee after the beginning of a plan year, the revocation shall apply commencing for the following plan year.

(c)	Upon termination of the Plan, no further deferrals of Eligible Compensation shall be permitted; however, earnings, gains and losses shall continue to be credited to Accounts in accordance with Section 3 until the Account balances are fully distributed.

(d)	The Plan may not be amended to delay the date on which benefits are otherwise payable under the Plan without the consent of each affected Participant and subject to restrictions on such delays under Code section 409A as set forth in paragraph 4.2 above.

(e)	Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and beneficiaries in the manner and at the time described in Section 4, unless the Committee determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

(f)	Notwithstanding any other provision of the Plan to the contrary, neither the Committee nor the Board may delegate its rights and responsibilities under this Section 9; provided, however, that, the Board of Directors may, from time to time, substitute itself, or another committee of the Board, for the Committee under this Section 9.